A special meeting of shareholders
was held at the offices of
Provident Investment Counsel,
Inc., on March 4, 2003. Brief
descriptions of each matter voted
upon as well as the voting results
are outlined below.

1.  Shareholders were asked to
ratify the appointment of Kevin E.
Villani and William S. Anderson to
the Board of Trustees.

Number of shares:
     For
19,740,819
     Against
2,326
     Abstained
2,835,340

2. Shareholders were asked to
approve the election of Thomas
M. Mitchell as an additional
Trustee to the Board of Trustees.

Number of shares:
     For
19,731,402
     Against
2,326
     Abstained
2,844,756